Exhibit 99.1

News Release

Contacts:

David P. Southwell

Chief Financial Officer

Sepracor Inc.

Jonae R. Barnes

Sr. Vice President

Investor Relations

Sepracor Inc.

(508) 481-6700

SEPRACOR INC. ANNOUNCES SECOND QUARTER 2007 RESULTS

AND SIGNIFICANT MILESTONE EVENTS

Second Quarter and First Half 2007 Highlights

•                                Quarterly total revenues increased 5.2% over the second quarter 2006, to $278.1 million

•                                Net income was $6.1 million or $0.05 per diluted share

•                                BROVANA™ brand arformoterol tartrate Inhalation Solution commercially introduced as a long-term, maintenance treatment for chronic obstructive pulmonary disease (COPD)

•                                First Half 2007 total revenues increased 10.8% over same period in 2006, to $609.6 million

Recent Accomplishments and Corporate News

•                                Established partnership with Eisai Co. Ltd. for development and commercialization of eszopiclone (marketed as LUNESTA® in the U.S.) in Japan

•                                Submitted Marketing Authorization Application (MAA) for LUNIVIA® brand eszopiclone (marketed as LUNESTA in the U.S.) for the treatment of insomnia in the European Union (EU)

MARLBOROUGH, Mass., July 27, 2007—Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the second quarter of 2007.

For the three months ended June 30, 2007, total revenues increased to approximately $278.1 million, which reflected a 5.2% increase from second quarter 2006 revenues of $264.4 million.  Revenues from Sepracor’s pharmaceutical product sales were approximately $265.7 million during the second quarter of 2007, which was an increase of 3.6% over second quarter 2006 revenues of $256.4 million.  Net income for the quarter was approximately $6.1 million, or $0.05 per diluted share compared to $11.0 million, or $0.10 per diluted share for the second quarter of 2006.

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Total revenues for the six months ended June 30, 2007 increased to $609.6 million, which represented a 10.8% increase over revenues for the same period in 2006, for which total revenues were $550.1 million.  Revenues from Sepracor’s pharmaceutical product sales were approximately $587 million during the first six months of 2007, which reflected a 9.9% increase over the same period in 2006, for which product sales were $533.9 million. Net income for the six months ended June 30, 2007 was approximately $28.7 million, or $0.25 per share compared to $21.1 million, or $0.18 per share for the six months ended June 30, 2006. Included in the results for the six months ended June 30, 2007 is an after-tax charge of $32.9 million, or $0.28 per share, that was applied during the first quarter and relates to the preliminary settlement subject to final court approval of two class action lawsuits related to tecastemizole.

As of June 30, 2007, Sepracor had approximately $860.9 million in cash and short- and long-term investments.

“This past quarter was challenging for Sepracor as we balanced regulatory, competitive and productivity challenges against potential opportunities that lie ahead for our company. While we believe this is a transition year, we have already begun to make important advances in securing the next phase of our future growth,” said Adrian Adams, President and Chief Executive Officer of Sepracor. “This is evidenced with our recently announced partnership with Eisai for expansion of our LUNESTA franchise to the Japanese market and our submission of an MAA to the European regulatory authorities for LUNESTA. These initiatives, together with our plans to deepen our in-house strengths and capabilities, reinforce our determination to deliver stronger performance and enhanced shareholder value over time.”

LUNESTA brand eszopiclone revenues grew to $143 million in the second quarter of 2007 compared to $139.1 million for the same quarter in 2006, which was a 2.7% increase.  This growth occurred despite introduction of the generic competitor, zolpidem tartrate, which occurred during the quarter.

XOPENEX® brand levalbuterol HCl Inhalation Solution, which is a short-acting beta-agonist indicated for the treatment or prevention of bronchospasm in patients with reversible obstructive airway disease, had revenues of $104.9 million for the second quarter, compared to $115.7 million for the same quarter in 2006.  During the quarter, the Centers for Medicare and Medicaid Services (CMS) issued a new, bundled, payment amount for XOPENEX Inhalation Solution and generic albuterol inhalation solution products.  The new reimbursement rate, which went into effect on July 1, 2007, translated into a significantly lower per-unit payment for the 1.25 mg dose of XOPENEX Inhalation Solution (the dose most commonly used by Medicare Part B beneficiaries), compared to the rate paid in the previous quarter.  In anticipation of the implementation of the new reimbursement rate, and with the subsequent expectation of decreased XOPENEX Inhalation Solution dispensation, home health care pharmacies began decreasing their inventories of XOPENEX Inhalation Solution during the month of June.

In response to the issuance of the new, lower Medicare Part B reimbursement rate for XOPENEX Inhalation Solution, Sepracor has been actively contracting with home health care and retail pharmacy providers in an effort to retain the continued availability of XOPENEX Inhalation Solution to Medicare Part B beneficiaries with respiratory disease.

XOPENEX HFA® brand levalbuterol tartrate Inhalation Aerosol, a metered-dose inhaler (MDI) formulation of levalbuterol, had revenues of $12.3 million during the second quarter, reflecting a 670% increase over revenues of $1.6 million for the same period in 2006. This increase was principally due to the continued transition of patients previously using chlorofluorocarbon (CFC) albuterol MDIs.  CFC-containing albuterol MDIs are required to be phased-out before the end of 2008, with patients increasingly transitioning to HFA

MDIs.  Almost one-half of the market is still comprised of CFC albuterol MDIs, representing a sizeable remaining market opportunity for the XOPENEX HFA product.

Sepracor commercially introduced BROVANA, a new long-term, twice-daily maintenance treatment of bronchoconstriction in patients with COPD, in April 2007 and had revenues of $5.5 million for the quarter. A significant portion of patients with COPD are Medicare beneficiaries, and the majority of BROVANA revenues are expected from non-retail channels such as home health care. In June 2007, the Durable Medical Equipment Program Safeguard Contractors (DME-PSCs) that manage reimbursement for respiratory medications under the Medicare Part B benefit, announced the coverage criteria and instructions for billing BROVANA claims.  In addition, during the second quarter CMS announced its preliminary determination that BROVANA Inhalation Solution should be awarded a unique reimbursement, or J Code, for billing purposes under the Medicare Part B benefit.  The final determination is expected in the fourth quarter of 2007 and, if favorable, would become effective on January 1, 2008.  Prior to that time, CMS has instructed providers to bill BROVANA reimbursement claims under a miscellaneous J Code.

Sepracor continues to earn royalty revenues on sales of out-licensed antihistamine products, which include Schering-Plough’s CLARINEX® brand desloratadine, sanofi-aventis’ ALLEGRA® brand fexofenadine HCl and UCB’s XYZAL®/XUSAL™ brand levocetirizine.  These products had combined royalty revenues of $12.5 million in the second quarter of 2007, which is a 56.2% increase over royalty revenues of $8 million for the same quarter in 2006, principally due to increased growth of ALLEGRA in Japan.

Sepracor’s early-stage portfolio continues to advance. SEP-225289, a novel triple reuptake inhibitor for the treatment of depression, is on track to begin a proof-of-concept study during the fourth quarter of 2007.  SEP-225162, a dual reuptake inhibitor for the treatment of depression, is on track for a proof-of-concept study early next year.  SEP-225441, a compound for the treatment of generalized anxiety disorder and panic disorder, is expected to begin a pharmacological proof-of-concept study in the clinic in the third quarter of 2007. Additionally, Sepracor anticipates submitting two to three new Investigational New Drug Applications in the near future for product opportunities in depression, and potentially broader clinical application to conditions such as pain, bipolar disease and fibromyalgia. All of Sepracor’s drug candidates require significant research, development, successful preclinical and/or clinical testing, regulatory approval and a commitment of significant additional resources prior to commercialization.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease by discovering, developing and commercializing innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded a portfolio of pharmaceutical products and candidates with a focus on respiratory and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

Forward-Looking Statement

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the successful development and commercialization of the company’s pharmaceutical products under development; the safety, efficacy, potential benefits, possible uses and commercial success of LUNESTA/LUNIVIA brand eszopiclone, XOPENEX brand levalbuterol HCl Inhalation Solution, XOPENEX HFA brand levalbuterol tartrate Inhalation Aerosol, BROVANA brand arformoterol Inhalation Solution, and all of the company’s pharmaceutical candidates; expectations with respect to collaborative agreements and the regulatory approval process; and Sepracor’s future growth and profitability. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: Sepracor’s ability to fund and the results of further clinical trials with respect to products under development; the timing and success of submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s trademarks, patents and the patents of others and the success of challenges by others of Sepracor’s patents; the clinical benefits and commercial success of the company’s products; changes in the use and/or label of LUNESTA or Sepracor’s other products; the outcome of litigation and regulatory decisions relating to Sepracor’s patents, products and product candidates; the effects and outcome of the SEC’s inquiry into Sepracor’s stock option granting practices and the related derivative law suits; private insurers such as managed care organizations, adopting their own coverage restrictions or demanding price concessions in response to state, Federal or administrative action, such as CMS’s new, bundled, payment amount for XOPENEX Inhalation Solution; the ability of the company to attract and retain qualified personnel; the ability of the company to successfully collaborate with third parties; the performance of Sepracor’s licensees and other collaboration partners and its ability to enter into new licenses and collaborations; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results are detailed in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2007 filed with the Securities and Exchange Commission and other reports filed with the SEC.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

Brovana is a trademark and Lunesta, Xopenex and Xopenex HFA are registered trademarks of Sepracor Inc. Clarinex is a registered trademark of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal is a registered trademark of UCB, Societe Anonyme.

In conjunction with this Second Quarter 2007 Financial Results press release, Sepracor will host a conference call and live webcast beginning at 8:30 a.m. ET on July 27, 2007.  To participate via telephone, dial 973-582-2749, referring to access code 9031075.  Please call ten minutes prior to the scheduled conference call time.   For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A PDF of the slides will be available in the For Investors section of the web site as well as in the left-hand navigation menu of the webcast viewer just prior to the start of the call. A replay of the call will be accessible by telephone after 11:00 a.m. ET and will be available for approximately one week. To replay the call, dial 973-341-3080, access code 9031075. A replay of the web cast will be archived on the Sepracor web site in the For Investors section.

Condensed, consolidated statements of operations and consolidated balance sheets follow.

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Sepracor Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)
	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues:

Product sales	$265,662	$256,427	$586,959	$533,932
Royalties and other	12,466	7,979	22,603	16,152
Total revenues	278,128	264,406	609,562	550,084

Cost of revenue	25,530	20,976	57,148	46,668

Gross margin	252,598	243,430	552,414	503,416

Operating expenses:
Research and development	45,457	36,360	86,159	85,629
Sales and marketing	191,516	182,605	383,634	372,596
General and administrative and patent costs	19,297	18,087	38,189	32,595
Litigation settlement	—	—	34,000	—
Total operating expenses	256,270	237,052	541,982	490,820
Income (loss) from operations	(3,672)	6,378	10,432	12,596

Other income (expense):
Interest income	11,107	10,990	23,709	20,784
Interest expense	(113)	(5,543)	(2,870)	(11,094)
Other income, net	(558)	(256)	(286)	(312)
Total other income	10,436	5,191	20,553	9,378

Equity in investee loss	(132)	(95)	(404)	(353)

Income before income taxes	$6,632	$11,474	$30,581	$21,621

Income taxes	485	430	1,885	541

Net income	$6,147	$11,044	$28,696	$21,080

Net income per common share—basic	$0.06	$0.11	$0.27	$0.20

Net income per common share—diluted	$0.05	$0.10	$0.25	$0.18

Weighted average shares outstanding—basic	106,567	104,587	106,275	104,441

Weighted average shares outstanding—diluted	116,635	115,371	116,839	115,344

Sepracor Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)
	June 30,	December 31,
	2007	2006
ASSETS
Cash, short and long-term investments	$860,853	$1,166,324
Accounts receivable, net	105,965	175,103
Inventory, net	42,759	37,087
Property, plant and equipment, net	82,821	72,811
Investment in affiliate	4,771	5,107
Other assets	59,973	37,361

Total assets	$1,157,142	$1,493,793

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$148,517	$123,850
Other liabilities	104,232	115,877
Debt payable	3,714	1,078
Convertible subordinated debt	720,820	1,160,820
Total stockholders’ equity	179,859	92,168

Total liabilities and stockholders’ equity	$1,157,142	$1,493,793